UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2014

SPUTNIK ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52366	52-2348956
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

7512 Dr. Phillips Blvd
Suite 50-302
Orlando, Florida 32819
 (Address of principal executive offices and zip code)

407-203-4032
(Registrant’s telephone number)

1809 East Broadway #125
Oviedo, Florida 32732
 (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

An Agreement for the Exchange of Common Stock was entered into between the Issuer and the following companies on the 20th day of January, 2014: Terra Imaging, LLC, a Florida Limited Liability Company and iScore Golf, LLC, a Florida Limited Liability Company.

Subject to the terms and conditions of the Agreement between the Issuer and Terra Imaging, LLC, the Issuer has agreed as follows:

The Issuer, at Closing, shall transfer to the Shareholders of Terra Imaging, LLC, five million common shares of Issuer, $.001 par value, in exchange for 100% of the issued and outstanding shares (units) of Terra, such that Terra shall become a wholly owned subsidiary of the Issuer.

Subject to the terms and conditions of the Agreement between the Issuer and iScore Golf, LLC the Issuer has agreed as follows:

The Issuer shall transfer to the Shareholders of iScore Golf, LLC, one million one hundred thousand common shares of the Issuer, $.001 par value, in exchange for 100% of the shares (units) of iScore Golf, LLC, such that iScore shall become a wholly owned subsidiary of the Issuer.

The Issuer requires the Companies to:

a)	Agree to the disclosure of the transactions with the SEC on form 8K within four days of the execution of the agreements.
b)	Execute any and all documentation to reflect the intent of the parties that the Companies become wholly owned subsidiaries of Issuer.

The transactions are subject to delivery by the Issuer of all required documents pre and post closing to effectuate the transaction, including but not limited to audited reports by a PCAOB member accounting firm in good standing, completion of due diligence by all parties in their sole discretion, and the procurement of a minimum funding commitment to Terra of $75,000 as of the date of closing.

The closing of the transactions shall occur no later than February 12, 2014.

The Stock Exchange Agreements are attached as exhibits 10.1 and 10.2 and should be referred to in their entirety for all terms and conditions of the transactions.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Agreement for the Exchange of Common Stock between the Issuer and Terra Imaging, LLC

10.2	Agreement for the Exchange of Common Stock between the Issuer and iScore Golf, LLC

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Sputnik Enterprises, Inc.

Date: January 21, 2014	By:	/s/ Anthony Gebbia
Anthony Gebbia
Chief Executive Officer and Director

3